UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2004

Warren Resources, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-33275	11-3024080

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

489 Fifth Avenue
New York, NY 10017

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 697-9660

Item 8.01. Other Events.
SIGNATURE

     Item 8.01. Other Events.

     On September 28, 1999, Magness Petroleum Company (“Magness Petroleum”), the joint venture partner of Warren Resources, Inc. (“the Company”) in the Wilmington Townlot Unit (the “Wilmington Unit”) in the Wilmington Field within the Los Angeles Basin of California, filed a complaint against the Company, Warren E&P, Inc., the Company’s principal operating subsidiary, and certain of the Company’s other subsidiaries in the Superior Court of Los Angeles County, California, alleging that the Company had breached its joint venture agreement with Magness Petroleum, as well as an alleged oral agreement regarding advance payment of expenses for drilling and completion operations. Magness Petroleum sought dissolution of the joint venture, an accounting and a declaratory judgment as to the rights of the parties under the joint venture agreement. The Company successfully enforced the arbitration provision contained in the joint venture agreement and entered into a written stipulation with Magness Petroleum to submit the matter for arbitration by the Judicial Arbitration and Mediation Services (“JAMS”) before the Honorable Keith J. Wisot, a retired Los Angeles Superior Court Judge. Judge Wisot, as the arbitrator, ruled that the joint venture agreement is a valid enforceable agreement, declined to dissolve the joint venture, denied Magness Petroleum’s claims for breach of contract, determined that Magness Petroleum was not entitled to reimbursement of direct labor charges to the field and tangible well costs, and held that he and JAMS would retain jurisdiction to enforce the final award. In addition, the parties stipulated on the record that Judge Wisot retain jurisdiction to adjudicate any future disputes among the parties. The Superior Court case was dismissed in January 2000.

     On August 8, 2001, Magness Petroleum filed a demand with the American Arbitration Association (“AAA”) reasserting its claims for dissolution of the joint venture under a new dissolution theory and breach of contract. The dissolution theory was based on Magness Petroleum’s claim that voting rights within the joint venture should be based on ownership of working interests in the Wilmington Unit, which includes property never contributed to the joint venture, instead of ownership of joint venture working interests. We then brought suit in California Superior Court seeking to enforce the original final award issued by Judge Wisot in the JAMS arbitration and to enforce the oral stipulation among the parties to have JAMS retain jurisdiction to adjudicate any future disputes. On September 24, 2003, after a number of court proceedings, the California Superior Court ordered JAMS to hear our motion to enforce the final award covering unauthorized direct labor charges and tangible costs and for the AAA to hear Magness Petroleum’s new theory of dissolution of the joint venture, to make a determination as to whether Magness Petroleum can independently drill new wells in the Wilmington Unit without our consent if the joint venture is not dissolved, and whether the Company is entitled to damages as a result of Magness Petroleum preventing the resumption of drilling activities by the Company as set forth in the final award issued by Judge Wisot in the JAMS arbitration.

     On January 14, 2004, the Company filed an amended answer in the AAA arbitration denying Magness Petroleum’s request to dissolve the joint venture, together with counterclaims seeking damages against Magness Petroleum initially in the amount of $15 million, which was subsequently increased to in excess of $40 million, on a number of grounds, including breach of contract. The Company also requested Magness Petroleum be removed as operator for the joint venture wells in the Wilmington Unit due to a breach of its duties and that an independent operator be appointed in its place. The Company asserted a further claim against Magness Petroleum that in the event the joint venture is dissolved prior to completion of the venture, the Company would be entitled to damages in the amount of $26 million. The AAA arbitration was held from May 3, 2004 through May 14, 2004 and further expert oral testimony is scheduled in Los Angeles on September 29, 2004. A ruling is expected in the AAA arbitration by the end of 2004.

     The JAMS arbitration hearing on the motion to enforce the final award was held on May 19, 2004. On August 23, 2004, the Company received Judge Wisot’s order dated August 16, 2004 granting the Company’s motion to enforce the final award covering unauthorized direct labor charges, ruling that charges of approximately $1.2 million are recoverable by the Company as improperly billed by Magness Petroleum to the joint venture. In his order, Judge Wisot also reserved jurisdiction to enter a further order calculating additional direct labor charges recoverable by the Company, plus interest, and to hear and determine whether to award attorneys’ fees and costs to the Company as well.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 27, 2004	WARREN RESOURCES, INC.
	By:	/s/ Timothy A. Larkin
Timothy A. Larkin
Executive Vice President and Chief Financial Officer